Exhibit 99.1

Press Release

GE AND BAKER HUGHES AGREE TO CREATE NEW FULLSTREAM DIGITAL INDUSTRIAL SERVICES COMPANY

“New” Baker Hughes, a GE Company, will be a leader in oil and gas productivity

•	Highly complementary transaction combines GE’s oil and gas technology, manufacturing and digital platform with Baker Hughes’ oilfield services offerings and technologies

•	Combination creates an unparalleled company positioned to deliver value for customers and investors

•	GE to own 62.5% and Baker Hughes shareholders to own 37.5% of the “New” Baker Hughes

•	GE to contribute $7.4 billion to fund the $17.50 per share special dividend to existing Baker Hughes shareholders

•	Expected to be accretive to GE 2018 earnings per share by approximately $.04; Synergies of $1.6 billion expected to be realized by 2020

•	Lorenzo Simonelli will be CEO, Jeff Immelt will be Chairman and Martin Craighead will be Vice Chairman of the “New” Baker Hughes Board of Directors

BOSTON & HOUSTON – October 31 - GE (NYSE: GE) and Baker Hughes (NYSE: BHI) today announced that the companies have entered into an agreement to combine GE’s oil and gas business (“GE Oil & Gas”) and Baker Hughes to create a world-leading oilfield technology provider with a unique mix of service and equipment capabilities. The “New” Baker Hughes will be a leading equipment, technology and services provider in the oil and gas industry with $32 billion of combined revenue1 and operations in more than 120 countries. By drawing from GE technology expertise and Baker Hughes capabilities in oilfield services, the new company will provide best-in-class physical and digital technology solutions for customer productivity.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, at the closing of the transaction Baker Hughes shareholders will receive a special one-time cash dividend of $17.50 per share and 37.5% of the new company. GE will own 62.5% of the company. The transaction is expected to close in mid 2017.

“This transaction creates an industry leader, one that is ideally positioned to grow in any market. Oil & gas customers demand more productive solutions. This can only be achieved through technical innovation and service execution, the hallmarks of GE and Baker Hughes,” said Jeff Immelt, Chairman and Chief Executive Officer of GE. “As we built the GE Oil & Gas business, I have always been impressed by the respect our customers have for Baker Hughes. GE Oil & Gas is a key GE business, one that fully leverages the GE Store. As we go forward, this transaction accelerates our capability to extend the digital framework to the oil and gas industry. An oilfield service platform is essential to deliver digitally enabled offerings to our customers. We expect Predix to become an industry standard and synonymous with improved customer outcomes. GE investors will benefit through ownership of a stronger business with substantial synergies and an improved competitive position. The transaction is expected to add approximately $.04 to GE EPS in 2018, $.08 by 2020.”

Martin Craighead, Chairman and Chief Executive Officer at Baker Hughes said, “This compelling combination brings together best-in-class oilfield equipment manufacturing and services, and digital

1 Based on 2015 combined revenue

technology offerings for the benefit of all customers and stakeholders. The combination of our complementary assets will create a platform capable of seamless integration while we enhance our ability to deliver optimized and integrated solutions and increase touch points with our customers. In addition, Baker Hughes shareholders will receive a special one-time cash dividend of $17.50 per share and benefit from the upside of a stronger, larger business. With employees of Baker Hughes and GE Oil & Gas coming together, the new company will be an industry leader, well-positioned to compete in the oil and gas industry while pushing the boundaries of innovation for our customers.”

Lorenzo Simonelli, who is currently president and CEO of GE Oil & Gas said, “This transformative transaction will create a powerful force in the oil and gas market as we continue to drive long-term value for our customers and shareholders. This transaction is also exciting for employees of both companies. GE Oil & Gas and Baker Hughes are an exceptional cultural fit, sharing a commitment to exceeding customer expectations. Both companies’ employees will benefit significantly from being part of a larger, stronger company that is positioned for long-term growth. We look forward to combining the digital solutions and technology from the GE Store with the domain expertise of Baker Hughes and its culture of innovation in the oilfield services sector.”

Compelling Strategic and Financial Benefits of the Transaction

•	Complementary assets and integrated offerings will provide differentiated services for combined company’s customers. The company will combine the digital solutions, manufacturing expertise and technology from the GE Store and the outstanding track record of success Baker Hughes has in the oilfield services sector. With combined revenue of over $32 billion[1] the product portfolio of GE Oil & Gas and Baker Hughes in drilling, completions, production and midstream / downstream equipment and services will create the second largest player in the oilfield equipment and services industry. Customers should expect sustainable innovation and integration that will deliver valuable outcomes. As one company, we will have operations in more than 120 countries. Both companies have invested even in the downturn and have strong, complementary competitive scope across the industry. From GE’s fullstream oil and gas manufacturing and technology solutions spanning across subsea & drilling, rotating equipment, imaging and sensing to the Baker Hughes portfolio in Drilling & Evaluation and Completion & Production, the combined company will be moving beyond oilfield services and into oil and gas productivity solutions.

•	The combination produces substantial synergies through combined efficiency and growth. The companies expect to generate total runrate synergies of $1.6 billion by 2020, which has a net present value of $14 billion. While this is primarily driven by cost out, we believe that the new company is positioned for growth as the industry rebounds.

•	Combination positioned to create value for Baker Hughes shareholders. The diversified portfolio can deliver through the oil and gas cycle. There is a large pool of synergies that will improve operating margins and drive organic growth. The “New” Baker Hughes has a strong balance sheet.

1 Based on 2015 combined revenue

•	Combination positioned to create value for GE shareholders. The transaction is expected to be accretive to GE’s earnings per share by $.04 by 2018 and $.08 by 2020. This is another step in creating the premium digital industrial company.

•	The “New” Baker Hughes is expected to be the partner and employer of choice for the industry. Combination is an exceptional cultural fit. Both companies’ employees will benefit significantly from being part of a larger, more diversified company.

Financial Structure

The transaction will be executed using a partnership structure, pursuant to which GE Oil & Gas and Baker Hughes will each contribute their operating assets to a newly formed partnership. GE will have a 62.5% interest in this partnership and existing Baker Hughes shareholders will have a 37.5% interest through a newly NYSE listed corporation. Baker Hughes shareholders will also receive a special one-time cash dividend of $17.50 per share at closing. The $7.4 billion contributed by GE to the new partnership will be used to fund the cash dividend to existing Baker Hughes shareholders.

Headquarters, Management and Board of Directors

The “New” Baker Hughes will have dual headquarters in Houston, Texas and London, UK.

Jeff Immelt, Chairman and CEO of GE will serve as Chairman of the Board of Directors and Lorenzo Simonelli, president and CEO of GE Oil & Gas will serve as President and Chief Executive Officer. Martin Craighead, Baker Hughes Chairman and CEO, will serve as Vice Chairman of the Board. The remainder of the executive leadership team will be a combination of existing leaders from both GE and Baker Hughes.

Upon closing, the “New” Baker Hughes board will consist of nine directors: five of whom, including Chairman Jeff Immelt will be appointed by GE and four, including Vice Chairman Martin Craighead will be appointed by Baker Hughes.

Path to Completion

The transaction is subject to approval by Baker Hughes shareholders, regulatory approvals, and other customary closing conditions.

GE and Baker Hughes are committed to working constructively with the relevant government regulators to achieve the necessary approvals.

Advisors

Centerview Partners is serving as financial advisor to GE on the transaction. Morgan Stanley is also acting as financial advisor.  Shearman & Sterling is acting as legal advisor to GE. Goldman Sachs & Co. is serving as financial advisor to Baker Hughes. Davis Polk is acting as legal advisor to Baker Hughes.

Conference Call and Webcast

GE and Baker Hughes will host a conference call and webcast at 8:30 am ET/5:30 am PT on October 31, 2016 to discuss the transaction. The webcast and accompanying slides can be accessed on the Internet at either www.GE.com/investor or www.BakerHughes.com. A replay of the conference call will be available on both companies’ websites following the call.

About GE

GE (NYSE:GE) is the world’s Digital Industrial Company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. GE is organized around a global exchange of knowledge, the "GE Store," through which each business shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across our industrial sectors. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry. www.ge.com

About GE Oil & Gas

GE Oil & Gas is inventing the next industrial era in the oil and gas sector. In our labs and factories, and in the field, we constantly push the boundaries of technology to solve today’s toughest operational & commercial challenges. We have the skills, knowledge and technical expertise to bring together the physical and digital worlds to fuel the future. Follow GE Oil & Gas on Twitter @GE_OilandGas or visit us at www.geoilandgas.com

About Baker Hughes

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 34,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com

Additional Information and Where to Find It

In connection with the proposed transaction between GE and Baker Hughes, the new NYSE listed corporation (“Newco”) will prepare and file with the SEC a registration statement on Form S-4 that will include a combined proxy statement/prospectus of Newco and Baker Hughes (the “Combined Proxy Statement/Prospectus”). Baker Hughes and Newco will prepare and file the Combined Proxy Statement/Prospectus with the SEC, and Baker Hughes will mail the Combined Proxy Statement/Prospectus to its stockholders and file other documents regarding the proposed transaction with the SEC. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other documents Baker Hughes and/or Newco may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE COMBINED PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, ANY AMENDMENTS OR SUPPLEMENTS TO THE COMBINED PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED BY BAKER HUGHES OR Newco WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Combined Proxy Statement/Prospectus and other documents filed with the SEC by Baker Hughes and/or Newco through the website maintained by the SEC at www.sec.gov. Investors and security holders will also be able to obtain free copies of the documents filed by Newco and/or Baker Hughes with the SEC on Baker Hughes’ website at http://www.bakerhughes.com or by contacting Baker Hughes Investor Relations at alondra.oteyza@bakerhughes.com or by calling +1-713-439-8822.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation

GE, Baker Hughes, Newco, their respective directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Combined Proxy Statement/Prospectus and other relevant materials when it is filed with the SEC. Information regarding the directors and executive officers of GE is contained in GE’s proxy statement for its 2016 annual meeting of stockholders, filed with the SEC on March 16, 2016, its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 26, 2016, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which was filed with the SEC on August 1, 2016 and certain of its Current Reports filed on Form 8-K. Information regarding the directors and executive officers of Baker Hughes is contained in Baker Hughes’ proxy statement for its 2016 annual meeting of stockholders, filed with the SEC on April 11, 2016, its Annual Report on Form 10-K/A for the year ended December 31, 2015, which was filed with the SEC on February 19, 2016, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 which was filed with the SEC on October 25, 2016 and certain of its Current Reports filed on Form 8-K. These documents can be obtained free of charge from the sources indicated above

Caution Concerning Forward-Looking Statements

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction between GE and Baker Hughes.  All statements, other than historical facts, including statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, customers’ business plans and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction, including the projected impact on GE’s earnings per share; oil and natural gas market conditions; costs and availability of resources; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing, are forward-looking statements.  Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions.  Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.  Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of Baker Hughes may not be obtained; (2) the risk that the proposed transaction may not be completed in the time frame expected by GE or Baker Hughes, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of GE, Baker Hughes and Newco; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in achieving revenue and cost synergies of the combined company; (8) inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction or other settlements or investigations may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry specific conditions, including oil price changes; (13) actions by third parties, including government agencies; and (14) other risk factors as detailed from time to time in GE’s and Baker Hughes’ reports filed with the SEC, including GE’s and Baker Hughes’ annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication.  Neither GE nor Baker Hughes undertakes any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law.  Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For GE

Investors:

Matt Cribbins, +1 203 373 2424

matthewg.cribbins@ge.com

Media:

Jennifer Erickson, +1 646 682 5620

jennifer.erickson@ge.com

Stephanie Cathcart, +1 202 549 6462

stephanie.cathcart@ge.com

Michael Freitag or Kelly Sullivan, +1 212 355 4449

Joele Frank, Wilkinson Brimmer Katcher

For BAKER HUGHES Investors: Alondra Oteyza, +1 713 439 8822 alondra.oteyza@bakerhughes.com Media: Melanie Kania, +1 713 439 8303 melanie.kania@bakerhughes.com